EXHIBIT 4.6

THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT ORAN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Entertainment Art, Inc.
Debenture

Issue Date: October 10, 2011,
Principal Amount: $15,600

1.      Consideration.  FOR  VALUE  RECEIVED,  Entertainment  Art, Inc (the "Company"), an Nevada corporation, hereby promises to pay to the order of MBW CONSULTING LLC. or its registered assigns (hereinafter, the "Holder"),  the amount due in lawful money of the United States on December 31,2015 (the "Maturity Date"), with interest thereon from the date of this note (the "Note")  in like money at the rate of five percent (5%) per annum on the unpaid balance of this Note until paid.

2.      Payment.   Principal and interest shall be payable at the address set forth on the signature  page  of this Note or at the  most recent  address  as the Holder  shall  have designated to the Company in writing.

3.      Prepayment. Upon five days prior written notice to Holder, the Company may prepay this Note in whole or in part; provided that: any such prepayment  will be applied first to the payment  of expenses  due  under this Note, second to interest accrued  on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

4.      Issuance of Note. This Note has been issued by the Company pursuant to the authorization of the Board ofDirectors of the Company (the "Board").

5.      Limitation on Certain Corporate Acts.   The Company hereby covenants and agrees that upon any consolidation or merger or upon the transfer of all or substantially  all of the property or assets of the Company, the due and punctual payment of the principal and interest on this Note in accordance  with its terms shall be expressly assumed  by the corporation formed by such consolidation or into which the Company shall have merged, or by the purchaser of such property or assets; and such assumption shall be an express condition  of  such  merger  or consolidation  agreement  or  agreement  for  the  transfer  of property or assets.

6.      Events of  Default.  Any one or more of the following events shall constitute an Event of Default:

  (a)    The Company shall fail to pay Holder within five (5) business days of the due date, any principal or interest payment on the due date hereunder;

  (b)   A decree or order by a court having jurisdiction has been entered adjudging the Company a bankrupt or insolvent, or approving a petition seeking reorganization of the Company under any applicable bankruptcy law and such decree or order has continued undischarged or unstayed for a period of sixty (60) days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of all or substantially all of its property, or for the winding-up or liquidation of its affairs, has been entered, and has remained in force undischarged or unstayed for a period of sixty (60) days.

7.      Rights of Holder upon Default.  Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default,  the  Holder  may,  by  written  notice  to  the  Company, declare  all  outstanding principal and interest due under the Note payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein.

8.      Acceptance  of  Holder.  This  Note  is  subject  to  all  of  the  covenants, obligations, conditions, rights, limitations and other provisions stated herein, to all of which the Holder hereof by acceptance of this Note assents.

9.      Amendments and Modification.  Changes in or additions to this Note may be made, and compliance with any covenant or condition herein set forth may be omitted only if the Company shall obtain the written consent from the Holder of this Note.

10.     Notices.   All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses  of  the parties as  set forth on  the signature page of this Note, or at such other address or facsimile number as the Company shall have furnished to Holder in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

11.    Non-Waiver.    Any  provision  of  this  Note  may  be  amended,  waived  or modified upon the written consent of the Company and the Holder.

12.    Governing Law.  Note shall be construed and enforced in accordance with and governed by  the  laws  of  the  State of  Nevada, without giving effect to  principles of conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Note to be executed on October 10, 2011.

Entertainment Art, Inc.

By:
Name:	Jeff Lamson
Title:	President & C.E.O.

Accepted by:

By:
Name:	Steve Sanders